ALLIED ASSET ADVISOR FUNDS
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, dated as of the 25th day of March, 2008, to the Fund Administration Servicing Agreement dated as of June 29, 2000, as amended,  (the "Fund Administration Agreement"), is entered into by and between ALLIED ASSET ADVISOR FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the Fund Administration Agreement to change the name of the Fund; and

WHEREAS, Section 7 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Effective on or after April 1, 2008, the Fund name Dow Jones Islamic Index Fund will be changed to the Iman Fund. Accordingly, all references to the Dow Jones Islamic Index Fund in the Fund Administration Agreement shall be replaced with the Iman Fund.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

ALLIED ASSET ADVISOR FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Bassam Osman	By: /s/Michael R. McVoy

Name: Bassam Osman	Name: Michael R. McVoy

Title: President	Title: Executive Vice President